Exhibit 99.1

Sabre Names Karl Peterson Non-Executive Chairman of the Board

SOUTHLAKE, Texas – Jan. 14, 2020 –  Sabre Corporation (NASDAQ: SABR), the leading software and technology provider that powers the global travel industry, announced that, effective today, Karl Peterson has been elected by the Board to serve as Chairman of the Board and that Larry Kellner is stepping down as Chairman of the Board, effective today. Kellner will remain on Sabre’s Board until its Annual Stockholder Meeting in April.

Kellner has chosen to step down as Chairman so that he may focus on his new responsibilities as Chairman of the Board at Boeing.

Sean Menke, Sabre’s President and CEO said, “I am excited to have Karl serve as our Chairman, as he has been an integral member of our Board of Directors for more than a decade. I speak on behalf of everyone at Sabre when I say that Larry will be missed. Larry’s vast experience in the aviation industry, as well as his board leadership experience have been invaluable to Sabre over the past seven years. Under his guidance, Sabre has embarked upon a transformational journey that we believe will fundamentally change the way we retail, distribute and fulfill travel.”

“I have thoroughly enjoyed my time on Sabre’s Board of Directors and am proud of the progress Sabre has made during my tenure to achieve its vision of becoming the new marketplace for personalized travel,” said Kellner. “At this time, however, I have decided to pare back certain responsibilities, including my role at Sabre. I am confident that under Karl’s and Sean’s counsel and leadership, Sabre will continue to reshape the future of travel.”

Peterson has served on Sabre’s Board of Directors since 2007 and served as lead independent director during 2017 when Kellner served as Executive Chairman. In addition to his role as Chairman of the Board, Peterson has been appointed chairman of the Board’s Governance and Nominating Committee and Executive Committee, replacing Kellner.

A seasoned investor and former travel executive, Peterson serves as Managing Partner of TPG Pace Group, which oversees investments in three publicly traded companies. Previously he co-founded and was president and CEO of Hotwire.com. He also serves as a director of Playa Hotels and Resorts and serves as Chairman of Accel Entertainment.

About Sabre Corporation
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com

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Media Contact:
Kristin Hays
Kristin.Hays@sabre.com

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